Exhibit 99.2

United Fire Group, Inc. Reports on Annual Meeting of Shareholders

•	Directors Elections to the Board of Directors Announced

•	New Officer Elections Announced
Director Elections to the Board of Directors
CEDAR RAPIDS, IOWA, May 19, 2017 – United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG") announced today that four directors were elected to our board at the Annual Meeting of Shareholders on May 17, 2017.
The following individuals were each elected as Class A directors to serve three-year terms expiring in 2020:

•	Scott L. Carlton, President of SGL Carbon LLC, Charlotte, North Carolina;

•	Brenda K. Clancy, former Global Chief Technology Officer of AEGON N.V., headquartered in The Hague, Netherlands;

•	Randy A. Ramlo, President and CEO of United Fire Group, Inc., Cedar Rapids, Iowa; and

•	Susan E. Voss, Vice President and General Counsel of American Enterprise Group, Inc., Des Moines, Iowa.
In other official business, our shareholders:

•	ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017;

•	approved, on an advisory basis, the compensation of the Company's named executive officers; and

•	approved, on an advisory basis, the frequency of future shareholder votes on executive compensation to occur every year.
New Officer Elections
The Company is pleased to announce the following officer elections, effective May 17, 2017:

Tracy L. Bastian Director of Human Resources Tracy L. Bastian was elected as Vice President of United Fire & Casualty Company. Her new title is Vice President of Human Resources.

Raymond D. Thys
Midwest Region Premium Audit Manager Raymond D. Thys was elected as Assistant Vice President of United Fire & Casualty Company. His new title is Assistant Vice President & Midwest Region Premium Audit Manager.

About United Fire Group, Inc.
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for the members of United Fire & Casualty Group. Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,400 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact: Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

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